Exhibit 10.29

Innophos, Inc.

259 Prospect Plains Road • Building G

P.O. Box 8000 • Cranbury. NJ 08512-8000

Telephone: (609) 495-2495

Fax: (609) 860-0350

2/24/05

Mr. Richard Heyse

1016 Stagshaw Lane

Kingsport, TN 37660

Dear Richard:

It is my pleasure to offer you the position of Chief Financial Officer of Innophos, Inc. (the “Company”) reporting to me in my capacity as Chief Executive Officer. Your related work experience and the results of your interviews have confirmed to us that you will be a valuable addition to the Innophos organization.

You will commence employment on April 06, 2005. During your first month of employment you will receive a signing bonus of $55,000. Your monthly salary will be $19,166.67 while you are so employed, Your salary will be subject to annual review and may be increased based upon your performance in the prior year. You will be eligible for 4 weeks vacation to be used according to company policy. You will also be eligible to receive an annual bonus payment based on the audited performance of the business and your own personal contributions. Your target bonus will be 50% of your annual base salary. Your bonus will be calculated in a manner similar to all senior executives at the Company. For calendar year 2005, 70% of your target bonus (the “EBITDA Bonus”) will be based on the Company’s calendar year EBITDA (the “2005 EBITDA”) and 30% will be discretionary. You will receive 100% of your EBITDA Bonus upon achieving 100% of the annual budgeted EBITDA goal. There will be a minimum threshold level of EBITDA below which you will receive no EBITDA Bonus. You will receive incrementally higher bonus amounts if the Company exceeds the budgeted EBITDA goals. Although the EBITDA bonus plan is subject to change, the current plan will pay you approximately 150% of your EBITDA Bonus if the 2005 EBITDA is 105% of the budgeted EBITDA goal, and approximately 200% of your EBITDA Bonus if the 2005 EBITDA is 110% of the budgeted EBITDA goal. Your calendar year 2005 bonus, calculated as described above, will be reduced by $55,000. All salary and bonus payments, if any, will be subject to applicable tax withholdings. For calendar year 2005 only, you will have a minimum bonus payout of $55,000.

In addition to a base salary and bonus payments, you will be entitled to participate in the executive management option plan. Under the pending option plan (which reflects the recent debt offering), the management option pool is equal to 11.6% (1160 Bps) of the outstanding shares of the Company, on a fully diluted basis. You will receive options equal to 0.986% (98.6bps) of the outstanding shares of the Company, on a fully diluted basis. The options will vest 20% per year over 5 years.

Effective your first day of full time employment, Innophos will also offer you health and welfare benefits and an opportunity to participate in the Innophos 401(k) savings plan. Please note that under the Innophos health and welfare program certain employee contributions may be required. Please also note that Innophos matches employee contributions to their 401(k) plan up to a threshold.

In the event that your employment is terminated by Innophos without “Cause”, (including a decision by the Company, on or prior to the Start Date, not to employ you as provided herein) Innophos will provide you with severance equal to your base salary and the lesser of your target bonus or your actual bonus payout from the previous year, provided that if such termination occurs within the first year of your employment, your severance will be equal to your base salary and your target bonus. The severance payment will be made in 12 equal monthly installments, each subject to applicable tax withholdings. As a condition to receiving each severance payment, you will be required to sign our standard form of release and comply with a non-compete and confidentiality agreement, which will remain in effect for 12 months after your termination. If your employment is terminated by you or by Innophos for “Cause”, you will not be entitled to any severance payments.

For purposes of your employment arrangements, “Cause” means any of the following: (i) you commit and are charged with a felony, are convicted of (or plead guilty or nolo contendere to) any other crime involving moral turpitude, or commit any other act or omission involving dishonesty, breach of fiduciary duty, or fraud with respect to the Company or any of its Subsidiaries, (ii) conduct by yourself causing the Company or any of its Subsidiaries substantial public disgrace, substantial public disrepute or substantial economic harm, (iii) your failure to perform duties consistent with your position as the Chief Financial Officer of the Company and its Subsidiaries (or any other position to which the Board may appoint you) as directed in writing by the CEO or Board (a “Clause (iii) Event”), (iv) misappropriation by you of one or more of the Company’s or its Subsidiaries’ assets or business opportunities, (v) material breach by you of any confidentiality, non-compete, non-solicitation agreement with the Company or any of its Subsidiaries or any arrangement dealing with the ownership or protection of the Company’s and its Subsidiaries’ proprietary rights or (vi) any material breach of this or any employment agreement between the Company or its Subsidiaries and yourself or any material breach of any executive stock agreement evidencing the purchase and sale of Common Stock or the grant of Options by the Company to such Participant.); provided that to the extent a Clause (iii) Event is curable, you shall have 10 business days to cure such event or breach from the date on which the CEO or Board delivers written notice to you reasonably identifying such event or breach; and provided, further, that, during any five (5) year period, you shall be entitled to cure only one (1) Clause (iii) Event pursuant to the preceding proviso.

Innophos will provide you with a relocation allowance of $4,600 and cover reimbursable expenses to facilitate your move and transition from your current location to the Cranbury NJ area. I have attached a document outlining the relocation arrangements we have discussed. In addition, so long as your family remains in your current residence, Innophos will reimburse you for your out-of-pocket cost of purchasing 1 round trip coach class airline ticket every 2 weeks for purposes of visiting your family; provided that this reimbursement allowance will cease on the six-month anniversary of your employment even if your family remains in your current residence.

Please remember that this full time offer is contingent upon your passing an approved physical examination and reference check. Please note that the physical examination includes a substance screening to ensure that you are able to fulfill the physical requirements of the job.

This offer of employment will remain open until 5:00 p.m. (EST) on February 25th, 2005. You may accept this offer by signing in the space below and faxing back to me (please call first to ensure confidentiality). Upon acceptance of this offer, please contact me for instructions on how to schedule your physical and to discuss information pertinent to your first day of employment. Finally, you will need to sign the Policies on Ethical Business Conduct Agreement, which discusses your obligations with regard to anti-trust law, patents, inventions, and the company’s proprietary confidential information. This form along with other pertinent information regarding your employment will be provided to you during your benefit orientation meeting to be held sometime after your first day of employment. If accepted by you, this offer letter represents the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.

Richard, I sincerely believe that you will find Innophos, Inc. to be a challenging and rewarding employer. On behalf of Innophos, Inc., we look forward to your joining the new organization. If I can be of assistance in the meantime, please let me know.

Sincerely,

/s/ Randy Gress
Randy Gress
Chief Executive Officer

cc:	Blair Hendrix

Steve Zide

Accepted:	/s/ Richard Heyse

Date:	2/24/05